EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Developmental Methylphenidate Patch Scheduled for FDA Advisory Committee Review

Philadelphia and Miami, US – October 27, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) and Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) announced today that the amended New Drug Application (NDA) for MTS (methylphenidate transdermal system) will be reviewed by FDA’s Psychopharmacologic Drugs Advisory Committee at their scheduled open session on December 2, 2005. MTS is a transdermal patch designed for once-daily use to treat attention deficit hyperactivity disorder (ADHD) in children aged 6 to 12 years. The NDA amendment has been assigned a PDUFA date of December 28, 2005.

For further information please contact:
Investor Relations	Cléa Rosenfeld (Rest of the World)	+ 44 1256 894 160
	Brian Piper (North America)	+ 1 484 595 8252
Media	Jessica Mann (Rest of the World)	+ 44 1256 894 280
	Matthew Cabrey (North America)	+ 1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetic therapies. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven's prescription patches are sold in over 30 countries, and a range of new patches are being developed in collaboration with Shire Pharmaceuticals Group plc, Novartis Pharma AG, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

About MTS and Methylphenidate
In the pivotal clinical studies, MTS was generally well tolerated and adverse events typically were mild to moderate, resolved with continued therapy and were consistent with known effects of methylphenidate. The most common adverse events reported by patients who received MTS in clinical trials were: nausea, vomiting, nasopharyngitis, weight decreased, anorexia, decreased appetite, affect lability, insomnia, tic, and nasal congestion.

Methylphenidate should not be administered to patients with: glaucoma; tics, Tourette’s syndrome or a family history of Tourette’s syndrome; current or recent use of Monoamine Oxidase Inhibitors (MAOIs). Chronic abuse of methylphenidate may lead to dependence and careful supervision following withdrawal from abuse is warranted. Methylphenidate should not be given to patients with a history of drug dependence or alcoholism. Methylphenidate should not be used for the prevention or treatment of severe depression or normal fatigue states. Growth should be monitored in patients treated with methylphenidate. Use with caution in patients with psychosis, history of seizures or EEG abnormalities, hypertension, a history of drug dependence or alcoholism. Rare cases of visual disturbances have been reported with methylphenidate use. Hematologic monitoring is advised during prolonged therapy.

About ADHD
ADHD affects approximately 7.8 percent of all school-age children, more than 4 million in the United States. ADHD is considered the most commonly diagnosed psychiatric disorder in children and adolescents. ADHD is a neurological brain disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable age and maturity. If untreated, ADHD can acutely affect a child’s life, leading to problems with family members, friends, sports, after-school activities and academics.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and

Hyperactivity Disorder (ADHD) franchise, patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including, but not limited to, the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), I2S (iduronate-2-sulfatase) (Hunter syndrome), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to benefit from its acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.